UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 2, 2007

Date of Report

(Date of earliest event reported)

INFOSPACE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-25131	91-1718107
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 108th Avenue N.E., Suite 1200 Bellevue, Washington 98004

(Address of Principal Executive Offices)

(425) 201-6100

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

Election of Directors

On May 2, 2007, the Board of Directors (“Board”) of InfoSpace, Inc., a Delaware corporation (the “Company”), elected William J. Ruckelshaus and Nicholas (Nick) F. Graziano to the Board to fill two existing vacancies.

Mr. Graziano was selected as a director pursuant to an agreement between the Company and certain Company stockholders affiliated with Sandell Asset Management Corp. (the “Sandell Agreement”). Pursuant to the Sandell Agreement, the Board agreed to (i) elect Mr. Graziano to the Board as a Class II director to fill an existing vacancy, and (ii) replace Mr. Ruckelshaus with Mr. Graziano as a nominee for election to the Board as a Class II director at the Company’s 2007 Annual Meeting of Stockholders. The Sandell Agreement also contemplates that the Board will elect Mr. Ruckelshaus to the Board as a Class I director to fill an existing vacancy.

Pursuant to the terms of the Sandell Agreement, Mr. Graziano also will be appointed as a member of a committee of the Board to be created for the purpose of evaluating and making recommendations concerning the Company’s business and strategy, when such committee is formed.

The complete text of the Sandell Agreement is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 2, 2007 and is incorporated herein by reference.

(e)

Reference is made to the disclosure under the heading “Compensatory Arrangements” provided in Item 8.01 below.

Item 8.01.	Other Events.

Declaration of Dividend

On May 2, 2007, the Board declared a special one-time cash distribution by means of a dividend on the Company’s common stock of $6.30 per share (the “Distribution”). The Distribution will be payable on or about May 28, 2007 with respect to all shares of the Company’s common stock outstanding at the close of business on May 18, 2007 (the “Record Date”).

The Company believes that a significant portion of the Distribution may be deemed a tax-free return of capital to most stockholders to the extent of each stockholder’s tax basis in his, her or its shares.

Tax Consequences

A portion of the Distribution may be taxable as “qualified dividend income” to the extent paid out of a stockholder’s pro rata share of the Company’s current or accumulated earnings and profits. The portion of the Distribution that will be taxable as qualified dividend income will not be determined until after December 31, 2007, because such portion is dependent on the earnings and profits of the Company

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for its taxable year ending December 31, 2007, which the Company will not be able to definitively calculate until after the end of the taxable year. The final determination of the portion of the Distribution, if any, that will be treated as qualified dividend income will be reported to recipients of the Distribution on a tax information return in early 2008.

Any portion of the Distribution in excess of each holder’s pro rata share of the Company’s earnings and profits will be treated first as a tax-free return of capital to the extent of each stockholder’s tax basis in his, her or its shares of the Company’s common stock, with any remaining portion treated as capital gain.

Non-United States holders of the Company’s common stock generally will be subject to withholding on the gross amount of the Distribution at a rate of 30% or such lower rate as may be permitted by an applicable income tax treaty.

Because individual tax circumstances of stockholders vary, stockholders should consult their own tax advisors regarding the tax consequences to them of the Distribution.

Compensation Program

The Company’s employees and members of its Board who hold stock options and restricted stock units will not receive the Distribution with respect to such equity awards because the Distribution will only be paid to holders of the Company’s common stock as of the Record Date. The Company believes that it is appropriate and in the best interests of the Company and its stockholders that employees and members of the Board who hold outstanding in-the-money stock option awards and restricted stock units (collectively “Equity Awards”) be compensated with respect to the Distribution. As such, in connection with the Distribution, the Board, in consultation with a compensation consulting firm, approved a program (the “Compensation Program”) designed to compensate employees and members of the Board who hold Equity Awards in respect of the potential decrease in the value of their Equity Awards attributable to the Distribution.

Pursuant to the Compensation Program, holders of vested in-the-money stock options will receive cash payments equal to the reduction in value of the Company common stock underlying such stock options that is attributable to the Distribution, based on the share price of the Company’s common stock before and after the Distribution (as measured by the difference between the 30-day average closing price of the Company’s common stock before, and the 5-day average closing price of the Company’s common stock on and after, the ex-dividend date), and each payment will include a “gross-up” amount intended to offset the assumed tax effect of the payment to the recipient.

Also pursuant to the Compensation Program, holders of unvested in-the-money stock options and restricted stock units will receive grants of restricted stock units with a value equal to the reduction in value of such holders’ unvested in-the-money stock options and restricted stock units, based on the share price of the Company’s common stock before and after the Distribution (as measured by the difference between the 30-day average closing price of the Company’s common stock before, and the 5-day average closing price of the Company’s common stock on and after, the ex-dividend date). The vesting schedule of such grants shall be the same as the existing Equity Awards with respect to which they are issued.

Based upon (i) an assumed number of Equity Awards held by employees and members of the Board as of May 18, 2007, (ii) an assumed 30-day average closing price of the Company’s common stock before the ex-dividend date of $25.17 (the closing price of the Company’s common stock on May 2, 2007, with such assumed amount used to determine both the reduction of value of shares of Company common stock attributable to the Distribution and whether an individual stock option is in-the-money),

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and (iii) an assumed 5-day average closing price of the Company’s common stock on and after the ex-dividend date of $18.87 (the closing price of the Company’s common stock on May 2, 2007 less the amount of the Distribution, with such assumed amount used to determine the reduction of value of shares of Company common stock attributable to the Distribution) (the “Assumptions”), the combined cash payments and non-cash compensation expenses associated with the Compensation Program would equal approximately $31 million. However, the actual remuneration payable to holders of Equity Awards pursuant to the Compensation Program will depend on the average closing price of the Company’s common stock before, on and after the ex-dividend date, as described above.

The Company previously provided estimates with respect to its financial performance for the three-month period ending June 30, 2007, and fiscal year ending December 31, 2007, specifying that such estimates excluded the impact of the Distribution. Those estimates also exclude the impact of the Compensation Program. The Company anticipates that the cash payments under the Compensation Program will be accounted for as operating expenses during the three-month period ending June 30, 2007, and the restricted stock units granted under the Compensation Program will be accounted for as operating expenses over the vesting periods of such awards.

Compensatory Arrangements

All employees of the Company that hold Equity Awards are eligible to participate in the Compensation Program, including the Company’s current executive officers. In addition, members of the Board are also eligible to participate in the Compensation Program.

Estimated remuneration to the Company’s current executive officers who are receiving benefits pursuant to the Compensation Program is set forth in the table below, calculated based on the Assumptions. The actual remuneration payable to the executive officers and to all holders of Company Equity Awards will depend on the average closing price of the Company’s common stock before, on and after the ex-dividend date, as described above.

	James Voelker, Chairman, Chief Executive Officer & President	Allen Hsieh, Chief Financial Officer	Brian McManus, Executive Vice President Online	Steve Elfman, Executive Vice President Mobile	R. Bruce Easter, Jr. Senior Vice President, General Counsel and Secretary
Vested, In-The-Money Stock Options	1,761,750	52,083	148,625	83,875	0

Estimated Cash Remuneration with respect to Vested, In-The-Money Stock Options, inclusive of estimated tax “gross-up” amounts	$12,929,740	$254,897	$1,008,840	$845,460	$0

Unvested, In-The-Money Stock Options and Restricted Stock Units	243,750	103,750	109,375	103,125	100,000

Estimated Value of Equity Remuneration with respect to Unvested, In-The-Money Stock Options and Restricted Stock Units	$214,063	$550,688	$645,375	$649,688	$589,400

Total Estimated Combined Cash and Equity Remuneration	$13,143,803	$805,585	$1,654,215	$1,495,148	$589,400

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 3, 2007

INFOSPACE, INC.

By:	/s/ Allen M. Hsieh
Allen M. Hsieh
Chief Financial Officer

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